Exhibit 10.2

FTI Consulting, Inc. 2017 Omnibus Incentive Compensation Plan

Restricted Stock Award Agreement

To ____________:

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (the “Award”) of ______ restricted shares (the “Award Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) under the FTI Consulting, Inc. 2017 Omnibus Incentive Compensation Plan, effective as of June 7, 2017, as further amended or restated from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. The effective “Grant Date” will be ________ __, ___, subject to your promptly [electronically acknowledging and accepting] [executing and returning a copy of] this Agreement (as defined below) with respect to the Award.

This Restricted Stock Agreement (the “Agreement”) evidenced the Award and the Award Shares. This Agreement and the Award of the Award Shares are made in consideration of your employment with the Company or your Employer (as hereafter defined) and are subject to any applicable terms of your written employment arrangements or successor agreement, as amended from time to time, to which you are subject (“Employment Agreement”), if applicable, between you (the “Executive”) and the Company or an Affiliate of the Company (the “Employer”). The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Compensation Committee (the “Committee”) of the Board of Directors of the Company concerning any questions arising under this Agreement or the Plan with respect to the Award and the Award Shares.

Copies of the Plan and the Prospectus for the Plan are attached or have otherwise been electronically provided to you. By executing this Agreement, you acknowledge that you have received copies of those documents and have read, understand and agree to all terms. You may request additional copies of the those documents by contacting the Secretary of the Company at FTI Consulting, Inc., 2 Hamill Road, North Building, Baltimore, Maryland 21210 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

1.Terminology; Conflicts.  The Glossary at the end of this Agreement includes definitions of capitalized words used in this Agreement.  Unless otherwise noted, all terms not defined in this Agreement (including the Glossary) have the meanings given in the Plan or, if applicable, the Employment Agreement.

2.Employment Agreement.  All of the Award and Award Shares are unvested and forfeitable as of the Grant Date. The Award and Award Shares are granted subject to the forfeiture, vesting and other provisions specifically set forth in this Agreement or the Employment Agreement (if applicable). Notwithstanding anything to the contrary, the Award

2017 Omnibus Incentive Compensation Plan

Executive LTIP Restricted Stock Award Agreement

and the Award Shares will be subject to and bound by all terms and conditions in this Agreement and the Plan not specifically covered by or if contrary to the effective Employment Agreement (if applicable).

3.Vesting Terms and Conditions.  Notwithstanding any provision of the Plan, or the Employment Agreement to the contrary, the following terms and conditions will apply:

(a)Vesting.  So long as your Service with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, [To Be Completed at Time of Award]___% of the Award Shares on or after _______ __, ____, [To Be Completed at Time of Award]___% of the Award Shares on or after ________ __, ____, and [To Be Completed at Time of Award]____% of the Award Shares on or after _______ __, ____, such that the Award will be vested and non-forfeitable for 100% of the Award Shares on ________ __, ____; except none of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless otherwise provided in this Agreement or the Employment Agreement (if applicable).

(b)Acceleration of Vesting on Death, Total and Permanent Disability and Change in Control. Notwithstanding the foregoing or any provision of the Plan or Employment Agreement (if applicable) to the contrary, subject to you or your estate, personal representative or guardian executing and delivering a Release in accordance with your Employment Agreement and this Agreement, the Award Shares will become fully vested (i) upon termination of the Executive’s Service as a result of Executive’s death, (ii) upon the termination of the Restricted Period (which for the avoidance of doubt, shall be complete on the date that is 12 months following your “separation from service” as such phrase is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”)), pursuant to the Executive’s Employment Agreement, in the case of termination of Executive’s Service as a result of Total and Permanent Disability, or (iii) in the event that within one-year following a Change in Control, the Executive’s service with the Company and its Affiliates is involuntarily terminated by the Company (or successor thereto) or any of its Affiliates for any reason other than for Cause, death, Total and Permanent Disability, or by the Executive without Good Reason.

(c)Continued Vesting Upon Termination by the Company or the Employer Without Cause or by the Executive For Good Reason. Subject to Executive’s continued compliance with Executive’s restricted covenant obligations (including, without limitation, Executive’s non-compete obligations) under the Employment Agreement and provided, that Executive (or Executive’s legally appointed administrator, personal representative, executor, conservator or guardian) timely executes and delivers a “Release” (as hereafter defined) in accordance with the Employment Agreement, upon termination of Executive’s employment by the Company or the Employer without “Cause” (as hereafter defined) or upon termination of Executive’s employment by Executive for “Good Reason” (as hereafter defined), the unvested portion of the Award Shares (if any) scheduled to vest on the vesting date immediately

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Executive LTIP Restricted Stock Award Agreement

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following the effective date of such termination shall remain outstanding and shall become fully vested and nonforfeitable on such originally scheduled vesting date (without regard to the otherwise applicable continued employment requirement); and the balance of unvested Award Shares shall be immediately forfeited for no consideration.

(d)Forfeitures; Termination of Service.  [To Be Completed at Time of Award]

[Subject to Sections 1(a), 1(b) and 1(c) hereof, you will forfeit all unvested Award Shares upon either your resignation, including your resignation without Good Reason, or the termination of your employment or Service relationship with the Company or Employer for Cause as determined by the Committee, which determination will be conclusive. If you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide Services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or Service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or Service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or Service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or Service relationship does not continue uninterrupted immediately thereafter with the Company, an Affiliate of the Company or the acquirer of the Company upon a Change in Control.]

(e)Releases.  The failure to timely execute and deliver a Release in accordance with the Employment Agreement as required under Section 1(b) above by you (or if applicable, your executor, administrator, or legally authorized guardian or personal representative), which for the avoidance of doubt, must be executed and no longer subject to revocation within sixty (60) days following the applicable termination event provided in this Agreement, shall result in the immediate forfeiture of all unvested Award Shares.

4.Restrictions on Transfer.  The Executive may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) the Award and the Award Shares, and neither the Award nor the Award Shares may be subject to execution, attachment or similar process. Any sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, or purported sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, shall be null and void.  The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

5.Stock Certificates.  As soon as practicable after the Award Shares vest, the Company will deliver a Common Stock certificate on account of vested Award Shares in your name, or, if applicable, in the names of your heirs or your estate, or deliver shares of Common

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Stock electronically or in certificate from to your designated broker on your behalf. The certificate or book entry account (by electronic notation) shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.  If you are deceased (or if Disabled and if necessary) at the time that a delivery of Award Shares is to be made, the shares of Common Stock upon vesting of Award Shares will be delivered to your executor, administrator, legally authorized guardian or personal representative, in accordance with instructions received from your executor, administrator, legally authorized guardian or personal representative (as applicable).

6.Postponement of Delivery.  The Company may postpone the delivery of shares of Common Stock upon vesting of Award Shares for so long as the Company determines to be necessary or advisable to satisfy the following, subject to the requirements and limitations of Code Section 409A:

i.	the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

ii.	compliance with any requests for representations; and

iii.

receipt of proof satisfactory to the Company that a person seeking such shares on your behalf upon your Disability (if necessary), or upon your estate’s behalf after your death, is appropriately authorized.

7.Taxation.

(a)Tax Withholding.  By signing this Agreement, you authorize your Employer and the Company, except as provided below, to deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part.  The Company may, in its discretion, agree that it will, upon your request, permit you to satisfy, in whole or in part, the Company’s minimum statutory withholding tax obligation (based on minimum rates for federal and state law purposes, including payroll taxes) which may arise in connection with the Award, either by electing to have the Company withhold the issuance of, or redeem, shares of Common Stock or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. In lieu of the foregoing, the Company may require you to make a cash payment to such Employer or the Company equal to the amount required to be withheld.  If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Committee for such payment have been made.

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(b)Tax Election.  You are advised to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.  Any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to your Employer or the Company. You may not rely on your Employer, the Company or any of their respective officers, directors or employees for tax or legal advice regarding this Award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this Award or have voluntarily and knowingly foregone such consultation.

8.Adjustments for Corporate Transactions and Other Events. The Award Shares shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization and other extraordinary or unusual or non-recurring events.

9.Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement alters your at-will or other employment status pursuant to your Employment Agreement (if applicable) or other Service relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or Service relationship between the Company (or your Employer) or any of its Affiliates and you, nor as a contractual right of you to continue in the employ of, or in a service relationship with, the Company (or your Employer) or any of its Affiliates for any period of time.  This Agreement does not limit in any manner the right of your Employer or the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

10.Rights as Stockholder.  As the owner of record of Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares, except that you will not have any right to cash dividends or other distributions declared or paid with respect to unvested and forfeitable Award Shares. All cash dividends and any other distributions paid with respect to unvested Award Shares will be held by the Company in trust for your benefit and paid to you upon vesting of the Award Shares. Upon forfeiture of any Award Shares, any cash dividends and distributions then held in trust with respect to such shares will be forfeited and will be returned to the Company.

11.The Company’s Rights.  The existence of the Award and the Award Shares does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or

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any sale or transfer of all or any part of the Company's or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.Entire Agreement.  This Agreement, inclusive of the Plan and the applicable terms of the Employment Agreement, which hereby are incorporated by reference into this Agreement, contains the entire agreement between you, your Employer and the Company with respect to the Award and the Award Shares. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Award Shares are superseded by this Agreement and are void and ineffective for all purposes.

13.Conformity and Conflicts. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any term in this Agreement, the Plan or your Employment Agreement (if applicable), the provisions of, first, the Plan, second, this Agreement and lastly, your Employment Agreement (if applicable), will control in that order of priority, except in the case of Section 16 of this Agreement, which will control in all cases, except in the case of Section 15 of this Agreement which will control in all cases.

14.Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award and Award Shares as determined in the discretion of the Committee, except as provided in the Plan or the Employment Agreement (if applicable) or in any other written document signed by you and the Company.

15.Governing Law.  The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit or action with respect to the Award or the Award Shares will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

16.Severability.  If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties' intent that any court order (or decision of arbitrator(s), as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties' under this Agreement.

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17.Further Assurances.  You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

18.Headings.  Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

19.Counterparts.  This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page}

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GLOSSARY

(a)“Cause” has the meaning ascribed to such term or words of similar import in your Employment Agreement.

(b)“Change in Control” shall have the meaning ascribed to such term under the Plan, provided that, such event is also a “change in control event” as described in Code Section 409A.

(c)“Good Reason” has the meaning ascribed to such term or words of similar import in your Employment Agreement.

(d)“Service” means your employment or other service relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(e)“Total and Permanent Disability” has the meaning ascribed to such term or words of similar import in your Employment Agreement (if applicable) and, in the absence of an effective Employment Agreement (if applicable), means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of not less than twelve months.  The Committee may require such proof of Total and Permanent Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

(f)“You,” “Your” means the recipient of the Award as reflected in the first paragraph of this Agreement.  Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

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[IN WITNESS WHEREOF, this Agreement is dated and has been executed as of the date electronically acknowledged and accepted by the award recipient.]

[IN WITNESS WHEREOF, the Company and the award recipient have caused this Agreement to be executed as of the ___ day of _____, ____.

FTI CONSULTING, INC.

By:
Name
Title:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.]

AWARD RECIPIENT

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